Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 23, 2008 by and among ROASTERS ASIA PACIFIC (CAYMAN) LIMITED, a Cayman Island corporation (“Purchaser”), NF ROASTERS CORP., a Delaware corporation (the “Company”), and NATHAN’S FAMOUS, INC., a Delaware corporation (“Seller”). Purchaser and Seller are referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock of the Company; and

WHEREAS, Seller wishes to sell the Company, and Purchaser wishes to purchase from Seller, all of the shares of common stock of the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, conditions and agreements contained herein, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares.

(a) Purchase of Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the issued and outstanding shares (consisting of 100 shares of common stock, $0.01 par value) of the Company (the “Shares”), for an aggregate price of Four Million Dollars ($4,000,000), plus the amount calculated in accordance with Section 1(b)(i)(y), below (the “Purchase Price).

(b) Purchase Price. (i) As payment in full for the Shares, Purchaser shall, against delivery of a certificate or certificates evidencing the Shares, deliver to Seller a cash payment of (x) Three Million Seven Hundred Thousand Dollars ($3,700,000) plus (y) Three Hundred Ninety-Six and 44/100 Dollars ($396.44) for each day in the period commencing January 1, 2008, and ending on the Closing Date, which aggregate amount shall be paid by wire transfer of immediately available funds to such account as Seller has designated on Schedule 1.1(b) and (ii) Purchaser and Seller shall jointly instruct Farrell Fritz, P.C., in its capacity as escrow agent under the Escrow Agreement among Seller, Berjaya Group Berhad and Farrell Fritz, P.C. dated November 26, 2007, as amended to date, to deliver to Seller the Escrow Fund (as such term is defined therein).

1.2 Closing.

The closing (the “Closing”) of the transactions contemplated herein shall be held simultaneously with the execution and delivery of this Agreement at the offices of Farrell Fritz, P.C., 1320 RexCorp Plaza, Uniondale, NY 11556, or such other time and/or place as the Parties otherwise agree (the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.1 Organization; Qualification; Subsidiaries.

(a) The Company. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(b) Subsidiaries. Set forth on Schedule 2.1(b) is a list of all Subsidiaries of the Company, including its jurisdiction of incorporation and any jurisdictions in which such Subsidiary is qualified to do business. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure be so qualified or licensed would not have a Material Adverse Effect.

2.2 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement and each other document, instrument or agreement executed and delivered by Seller in connection with the transactions contemplated hereunder has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights.

2.3 No Conflict or Violation. Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement and any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a) result in a violation of or a conflict with any provision of the organizational documents of Seller, the Company or any of its Subsidiaries;

(b) result in a breach of, a default under, or give any third party the right to modify, terminate or accelerate any obligation under, any term or provision of any Contract to which Seller, the Company or any of its Subsidiaries is a party or by which any of their assets are bound; or

(c) result in a violation by Seller, the Company or any of its Subsidiaries of, or require any authorization, consent, approval, exemption, notice, filing or other action due to or required from, or filing with, any Authority pursuant to any Regulation or Order except, in the case of clauses (b) and (c), where the occurrence of such event or failure to obtain such authorization, consent, or similar approval will not result in a Material Adverse Effect.

2.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Authority is required to be made or obtained by Seller, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals or authorizations, or make such declarations, filings or registrations, would not in the aggregate impair the ability of Seller to perform its obligations hereunder or result in a Material Adverse Effect.

2.5 Capitalization.There are 100 Shares of the Company issued and outstanding on a fully diluted basis and all such Shares are owned beneficially and of record by Seller. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Regulations. Neither Seller nor the Company has any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity or profits of the Company. No Shares of the Company are reserved for issuance and there are no outstanding preemptive rights, Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the Shares of the Company or pursuant to which the Company is or may become obligated to issue or exchange any of its Shares. There are no Contracts between or among the Company’s equity holder and any other Persons that are binding upon Seller or the Company with respect to the voting, transfer, encumbrance of any Shares of the Company or Options or with respect to any aspect of the Company’s governance or dividends or distributions.

2.6 Title to Personal Property. The Company has no personal property except for those properties and assets listed on Schedule 2.6, all of which are owned by the Company free and clear of all Encumbrances.

2.7 Real Property.The Company does not currently own or lease any real property. Schedule 2.7 contains a true and complete list of all real property with respect to which the Company or any Subsidiary was a lessee, sublessee, licensee or other occupant or user (the “Real Property”) since the Purchase Date. Any lease, sublease or other occupancy agreement (including any amendments and renewal letters) relating to the Real Property (collectively, the “Real Property Leases”) has expired or been terminated and the Company has no obligations under the Real Property Leases.

2.8 Financial Statements; No Undisclosed Liabilities.

(a) Financial Statements. Attached hereto as Schedule 2.8(a) to the Disclosure Schedule are the following financial statements (collectively the “Financial Statements”): Balance Sheets and Statements of Income, Cash Flows and Stockholders Equity for the Company for each of the fiscal years ended March 30, 2008 (“Most Recent Fiscal Year End”) and March 25, 2007 (collectively, the “Most Recent Financial Statements”). The Financial Statements are unaudited, have been prepared from the books and records of the Company, have been prepared using GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the assets and liabilities of the Company as of such dates and the results of operations of the Company for such periods.

(b) Absence of Undisclosed Liabilities. To the Knowledge of Seller, the Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (a) liabilities reflected on the Most Recent Financial Statements; (b) liabilities and obligations which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business which would not result, individually or in the aggregate, in a Material Adverse Effect; (c) obligations under Contracts described on Schedule 2.14 or under Contracts entered into in the Ordinary Course of Business consistent with past practice which are not required to be disclosed on such Section (but not liabilities for any breach of any such Contract occurring on or prior to the Closing Date); and (d) other liabilities and obligations expressly disclosed in the Disclosure Schedule.

2.9 Subsequent Events. Except as listed on Schedule 2.9, since March 30, 2008, there has not been any change in the business or financial condition of the Company which has or is reasonably likely to result in a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing and except as listed on Schedule 2.9, since March 30, 2008 the Company has not:

(a) sold, leased, transferred, licensed, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(b) entered into any Contracts (or series of related Contracts) involving expenditures of more than $50,000 per annum, nor modified any such existing Contracts, outside the Ordinary Course of Business;

(c) accelerated, terminated, made material modifications to, or canceled any material Contract to which the Company is a party or by which it is bound (nor has any other party thereto done the same);

(d) imposed any Encumbrance upon any of its assets, tangible or intangible;

(e) made or authorized any change in the organizational documents of the Company;

(f) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(g) made or been subject to any change in its accounting practices, procedures or methods;

(h) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business;

(i) declared, set aside or made any payment or distribution of cash or other property to its equity holder or its other Affiliates with respect to such equity holder’s equity securities or otherwise, or purchased, redeemed or otherwise acquired any equity securities (including any Options to acquire its equity securities);

(j) made capital expenditures or commitments therefor that amount in the aggregate to more than $50,000 (other than capital expenditures that are fully funded prior to the Closing);

(k) except as otherwise contemplated by this Agreement, delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the Ordinary Course of Business;

(l) made any charitable pledges exceeding in the aggregate $5,000;

(m) entered into any synthetic lease or similar arrangement or any off-balance sheet financing arrangement;

(n) lost any franchisee or received written notice from any franchisee that it intends to (i) amend the material terms of any agreement between such franchisee and the Company or any Subsidiary, or (ii) terminate or not renew any agreement it may have with the Company or any Subsidiary;

(o) lost any supplier or received written notice from any material supplier that it intends to (i) reduce the level of business that it does with the Company or any Subsidiary, (ii) amend the material terms of any agreement between such supplier and the Company or any Subsidiary, or (iii) terminate or not renew any agreement it may have with the Company or any Subsidiary;

(p) taken any action or failed to take any action that has had or would reasonably have been expected to have the effect of accelerating to the Pre-Closing Period royalties or other revenues that would otherwise be expected to be paid or incurred after the Closing; or

(q) committed to do any of the foregoing (except to the extent that any such actions relate to the transfer of assets or liabilities to Seller as disclosed in the Disclosure Schedules).

2.10 Legal Compliance.

(a) To the Knowledge of Seller, the Company is and has been for the two years preceding the date hereof in material compliance with all Regulations and Orders of any Authority applicable to it. To the Knowledge of Seller, for the two years preceding the date hereof no written notice has been received by and no written claims have been filed against the Company or any of its Subsidiaries alleging a material violation of any Regulation or Order.

(b) To the Knowledge of Seller, the Company holds, and is in material compliance with, all Permits of any Authority required for the conduct of its business and the ownership of its properties except where the failure to so comply would not have a Material Adverse Effect. To the Knowledge of Seller, no written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing. To the Knowledge of Seller, all of such Permits will be available for use by the Company or such Subsidiary immediately after the Closing.

2.11 Tax Matters.

(a) The Affiliated Group has filed all Tax Returns that it was required to file for each tax-period during which the Company was a member of the group, complete in all material respects, and has either paid all income Taxes shown thereon as owing or provided a reserve for such amounts on its Most Recent Financial Statement, except where the failure to file such Tax Returns or to pay such Taxes would not have a Material Adverse Effect.

(b) No federal income Tax Return that includes the Company is currently the subject of audit. The Seller has delivered or made available to Purchaser correct and complete copies of all federal income Tax Returns that include the Company, examination reports, and statements of deficiencies assessed against, or agreed to affecting the Company since December 31, 2005. The Seller has not waived any statute of limitations in respect of federal income Taxes or agreed to any extension of time with respect to any federal income Tax assessment or deficiency. The Company currently recognizes no sales and is therefore not currently required to file any sales Tax Returns.

(c) The Company has no liability for the income Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law).

(d) The Company has not been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is the Seller.

2.12 Intellectual Property.

(a) The Company’s registered Intellectual Property Rights are set forth on Schedule 2.12(a). All of the Company’s Intellectual Property Rights are subject to the Bankruptcy Plan and Bankruptcy Assignment and Assumption and the terms and limitations of any agreements assumed thereunder. Except as disclosed on Schedule 2.12(a), all registrations of the trademarks that comprise the Company’s Intellectual Property Rights are owned of record by the Company, have been duly maintained and are in full force and effect. No filing or payment of any kind was or is required to be made with respect to any of the filings for any of the Company’s Intellectual Property Rights at any time prior to the Closing Date which has not been made or paid in a timely manner or will not be made or paid in a timely manner, as applicable.

(b) Subject to the Bankruptcy Plan, the Bankruptcy Assignment and Assumption and the terms of any agreement assumed thereunder, to the Knowledge of Seller, (i) except as disclosed on Schedule 2.12(b), no other Person has any rights to any of the Intellectual Property Rights owned or used by the Company that is material to the operation of the Company as it is presently operated in the United States except pursuant to Contracts or licenses or as otherwise specified on Schedule 2.12(b), (ii) no other Person is infringing, misappropriating or otherwise violating any such material Intellectual Property Rights in the United States that the Company owns or uses, (iii) no material Intellectual Property Rights of the Company are subject to any outstanding Order or Claim, and (iv) neither the Company nor any of its licensees is infringing, misappropriating or otherwise violating any third party Intellectual Property, nor has any such Claim been made against any of them in writing.

(c) Reasonable precautions have been taken to protect the secrecy and value of all trade secrets forming a material part of the Company’s Intellectual Property Rights, including, without limitation, all material proprietary and confidential business methods, techniques and practices, such precautions including, without limitation, implementation and enforcement of confidentiality policies and practices and requiring all employees and contractors having access to any confidential and proprietary information used in the business to execute and deliver written confidentiality agreements obligating them to maintain the confidentiality of same.

(d) Notwithstanding anything in this Agreement to the contrary, the Company makes no representation or warranty regarding the rights, if any, of Mr. Kenny Rogers with respect to the image, persona, endorsement, name and likeness of Mr. Rogers or any intellectual property rights, rights of publicity or rights of privacy he may have.

2.13 Franchise Operations and Co-Branding.

(a) Domestic Franchise Agreements. Schedule 2.13(a) accurately identifies all Franchise Agreements (collectively “Domestic Franchise Agreements”) which the Company is or has been party to which grant or purport to grant to a third party the right to operate or to develop “Kenny Rogers Roasters” restaurants within the United States, by location, the name of Franchisee, and the date of agreement. Except for the Domestic Franchise Agreement between Company and Host International Inc. concerning the restaurant located at the Ontario Mills Mall in Ontario, California (the “Existing Domestic Franchise Agreement” and the “Existing Domestic Franchised Restaurant” (as applicable)), all of the restaurant locations covered by the Domestic Franchise Agreements have ceased operations and all related Domestic Franchise Agreements have expired or been terminated.

(i) There are no existing defaults by the Company, and no event has occurred which, with notice or lapse of time, or both, would constitute a default by the Company under any such Domestic Franchisee Agreement, which default could reasonably be expected to have a Material Adverse Effect upon the business of the Company when taken as a whole.

(ii) To the Knowledge of Seller, the material terms of the Existing Domestic Franchise Agreement is enforceable, except as enforcement may be limited by applicable laws, including but not limited to franchise relationship laws and bankruptcy, insolvency, reorganization, moratorium and other laws and case precedents affecting franchisor-franchisee relations and/or creditors rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law.

(iii) To the Knowledge of Seller, the Franchisee of the Existing Domestic Franchised Restaurant is in compliance with the material terms of the Existing Domestic Franchise Agreement.

(iv) The Company has not granted a waiver, forbearance or consent with respect to any provision of the Existing Domestic Franchise Agreement regarding the Franchisee’s obligation to make payments of royalty fees, it being expressly acknowledged by Purchaser that no advertising or other marketing fund contributions were ever required to be paid by Host International Inc. pursuant to the Existing Domestic Franchise Agreement.

(b) International Franchise Agreements. Schedule 2.13(b) accurately identifies all Franchise Agreements (collectively “International Franchise Agreements”) which the Company is or has been party which grant or purports to grant to a third party the right to operate or to develop “Kenny Rogers Roasters” restaurants outside of the United States, by territory, the name of the Franchisee and the date of the Agreement.

(i) To the Knowledge of Seller, there are no existing defaults by the Company, and no event has occurred which, with notice or lapse of time, or both, would constitute a default by the Company under any such International Franchise Agreement, which default could reasonably be expected to have a Material Adverse Effect upon the business of the Company when taken as a whole.

(ii) To the Knowledge of Seller, the material terms of the International Franchise Agreements are enforceable, except as enforcement may be limited by applicable laws, including but not limited to franchise relationship laws and bankruptcy, insolvency, reorganization, moratorium and other laws and case precedents affecting franchisor-franchisee relations and/or creditors rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law.

(iii) Notwithstanding the foregoing, except as provided in the last clause of this Section 2.13 (b)(iii), no representations are made with respect to (A) the Master Development Agreement dated July 22, 1993 between the Company, on the one hand, and Roasters Asia Pacific (Cayman) Limited and Roasters Asia Pacific (HK) Limited (individually and collectively “Developer”), as heretofore amended, including without limitation, by the Third Amendment to the Master Development Agreement dated July 15, 1999 and by the Fourth Amendment to the Master Development Agreement dated September 2003 (the “Existing RAP Agreement”), as well as any and all subfranchise and/or sublicense agreements entered into by Developer or its Affiliates pursuant to the Existing RAP Agreement or (B) the Master Development Agreement between the Company and Toronto Foods International (“TFI”) dated March 2003 (the “TFI Agreement”); provided that Seller hereby represents and warrants to Purchaser that the TFI Agreement represents the entire agreement of the parties with respect to the subject matter thereof.

(iv) Except as provided in Sections 2.13(b)(i) and (ii) above, Company makes no warranties or representations concerning the International Franchise Agreements, including, without limitation, any representation or warranty regarding the current status of the term of any International Franchise Agreement, the current status of any restaurants developed pursuant to any International Franchise Agreement, and/or whether or not any Franchisee is currently in compliance with its obligations pursuant to any International Franchise Agreement.

(c) Co-Branding. Schedule 2.13(c) accurately identifies all Co-Branding Agreements (collectively, “Co-Branding Agreements”) which grant or purport to grant to a third party the right to sell “Kenny Rogers Roasters” menu items within a Nathan’s Famous or Miami Subs restaurant that are currently in effect, by location of restaurant(s) (the “Existing Co-Branded Locations”). The Co-Branding agreements will be assigned by Purchaser to Seller (or its affiliate) pursuant to the KRR Co-Brand License Agreement described in Section 4.4 below.

(d) Pending Sales. There are no offers by the Company of Franchise Agreements and/or International Franchise Agreement which are pending or in progress as of the date of this Agreement and which, to the Knowledge of Seller, are likely to mature into opportunities to sign a Franchise Agreement and/or an International Franchise Agreement.

(e) Pending Franchisee Claims. There are no arbitrations, mediations or civil actions pending between the Company and any of the Franchisees as of the date of this Agreement and the Company is not engaged in any formal written dispute with any Franchisee (or other party claiming to be a Franchisee of the Company) or any party related thereto as of the date of this Agreement which could reasonably be expected to have a Material Adverse Effect.

(f) Notices of Breach, Default or Termination. There are no unresolved written assertions or claims by the Company against any current Franchisee for any breach of any of the Domestic Franchise Agreements that remain uncured.

2.14 Contracts. Except for the Contracts disclosed pursuant to Section 2.13, Schedule 2.14 lists the following Contracts to which the Company is currently a party or is subject to and which have not, as of the date hereof, been fully performed:

(a) any agreement (or group of related agreements) for the purchase of inventory, products, machinery, equipment or other personal property or real property, or for the furnishing or receipt of services requiring payments in excess of $50,000 per year;

(b) any Contract (or group of related Contracts) for the consignment or lease of machinery, equipment or other personal property or real property to or from any Person requiring payments in excess of $50,000 per year;

(c) any capitalized lease, pledge, conditional sale or title retention agreement;

(d) any agreement concerning a partnership, joint venture or investment or relating to any distributorship or franchise;

(e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or any other obligation, or any capitalized lease obligation, or under which there is imposed an Encumbrance on any of its assets, tangible or intangible;

(f) any agreement concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business or requiring it to exclusively sell or purchase to or from any Person;

(g) any Contract with any of its Affiliates (including Seller), officer or director or any family member of an Affiliate (including Seller), officer or director;

(h) any agreement containing commitments of suretyship, guarantee or indemnification;

(i) any mortgage, indenture, note, bond or other agreement relating to Indebtedness provided by the Company or any of its Subsidiaries;

(j) any agreement involving an Authority;

(k) any collective bargaining agreement;

(l) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing for payments in excess of $100,000 per year;

(m) any agreement providing severance benefits or payments upon the sale of the Company or any of its Subsidiaries;

(n) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(o) any advertising or marketing Contracts or similar agreements;

(p) Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;

(q) Contracts relating to the acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2003;

(r) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 per year; or

(s) any commitment to do any of the foregoing.

Seller has delivered, or made available, to Purchaser a correct and complete copy of each written agreement listed in Schedule 2.14 (as amended to date). With respect to each agreement listed or required to be listed in Schedule 2.14: (A) the agreement is, with respect to the Company, legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor, to the Knowledge of Seller, any other party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or permit termination, modification, or acceleration under the Contract; and (C) neither the Company nor, to the Knowledge of Seller, any other party has repudiated any material provision of the Contract.

2.15 Accounts Receivable and Payable.  Schedule 2.15 contains an accounts receivable and accounts payable aging as of March 30, 2008. The accounts receivable of the Company listed in Schedule 2.15 have been generated in the Ordinary Course of Business, reflect valid obligations due to the Company for the payment of goods or services provided by the business and, except as otherwise noted in Schedule 2.15 and, to the Knowledge of Seller, subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements which are determined in accordance with GAAP, are collectible in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.15, all accounts payable of the business were incurred in the Ordinary Course of Business consistent with past custom and practice and are valid payables for products or services purchased by the Company.

2.16 Insurance. All insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage are issued in the name of Seller. There are no pending claims by the Company under any such policies.

2.17 Litigation. To the Knowledge of Seller there are no (and, during the two years preceding the date hereof, there have not been any) Claims pending or threatened against or affecting the Company, any of its officers, directors, managers or employees of the Company with respect to the business or the Company’s proposed business activities which (i) involve a claim for money damages in excess of $100,000, (ii) would be reasonably expected to have a Material Adverse Effect or (iii) question the validity of this Agreement or impair the ability of Seller or the Company to consummate the transactions contemplated hereby.

2.18 Books and Records. The stock records of the Company fairly and accurately reflect in all material respects the record ownership of all of the outstanding Shares. The financial records and books of account of the Company are complete and accurate in all material respects and have been maintained in accordance with GAAP. The minute books of the Company are complete and accurate in all material respects.

2.19 Employment Matters. The Company has no employees. The Company has no independent contractors who have provided services to the Company for a period of six consecutive months or longer.

2.20 Employee BenefitsThe Company does not sponsor, maintain, contribute or is obligated to contribute, to any Employee Benefit Plans. The Company has never maintained or contributed to or been required to contribute to a Multiemployer Plan nor any defined benefit plan subject to Title IV of ERISA and Section 412 of the Code.

2.21 Environmental, Health, and Safety Regulations.

(a) To the Knowledge of Seller, each of the Company and its Subsidiaries (i) has complied, and is in compliance, with all Environmental, Health, and Safety Regulations in all material respects (and no Claim has been filed or commenced against the Company and its Subsidiaries alleging any such failure to comply), (ii) has obtained and been in material compliance with all of the terms and conditions of all material Permits which are required under the Environmental, Health, and Safety Regulations, and (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Regulations.

(b) To the Knowledge of Seller neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called “transaction-triggered” or “responsible transfer” Environmental, Health, and Safety Regulations.

(c) To the Knowledge of Seller none of the Company or any of its Subsidiaries has received any notice of violation of any Environmental, Health, and Safety Regulations from Authority or other third party and has not been named as a potentially responsible party with respect to any release of any Hazardous Substance.

2.22 Transaction With Affiliates. None of the Company’s or its shareholders, directors or officers nor any of their respective Affiliates is involved in any business arrangement or relationship with the Company (whether written or oral), except on arms-length terms no less favorable to the Company than those which could be obtained with a third party which is not an Affiliate, and none of the Company’s shareholders, directors or officers nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company.

2.23 FIRPTA. Seller is not a foreign corporation for the purposes of the Code Sections 871, 882 or 1445.

2.24 Brokers’ Fees. Neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Seller or the Company.

2.25 Disclosures. The representations and warranties of the Seller contained in this Agreement (including any exhibit or schedule hereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made and taking into account the express limitations set forth in each such representation and warranty, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

3.2 Authorization; Validity. Purchaser has all necessary power and authority to enter into this Agreement and the other Transaction Documents and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights.

3.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in:

(a) a violation of or a conflict with any provision of the organizational documents of Purchaser;

(b) a breach of, a default under, giving any third party the right to modify, terminate or accelerate any obligation under, any term or provision of any material Contract to which Purchaser is a party or by which its assets are bound; or

(c) a violation by Purchaser in any material respect of, or require any authorization, consent, approval, exemption, notice, filing or other action due to or required from, or filing with, any Authority pursuant to any Regulation or Order.

except, in the case of clauses (b) and (c), where the occurrence of such event or failure to obtain such authorization, consent, or similar approval will not result in a Material Adverse Effect.

3.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Authority, or any other Person, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals or authorizations, or make such declarations, filings or registrations, would not in the aggregate impair the ability of Purchaser to perform its obligations hereunder or result in a Material Adverse Effect.

3.5 Certain Litigation. There is no action, proceeding or investigation pending to which Purchaser is a party or, to Purchaser’s knowledge, threatened, against Purchaser, which questions the validity of this Agreement or impairs the ability of Purchaser to consummate the transactions contemplated hereby.

3.6 Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

3.7 Disclosures.The representations and warranties of the Purchaser contained in this Agreement (including any exhibit or schedule hereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made and taking into account the express limitations set forth in each such representation and warranty, not misleading.

ARTICLE IV
COVENANTS

4.1 Further Assurances. On and after the Closing Date, Seller and Purchaser will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

4.2 Tax Matters.

(a) Elections, Amendments and Refunds. (i) Except as otherwise provided in this Agreement, the Purchaser shall not make, revoke or change any tax elections with regard to the Company which may impact any indemnity agreement of the Seller herein or the Company’s Taxes with respect to tax periods (or portions thereof) ending on or prior to the Closing Date, or the tax treatment of the transactions contemplated by this Agreement, including, without limitation, a change in the Company’s method of accounting, without the express written consent of the Seller. The Purchaser agrees to indemnify and defend the Seller and hold the Seller harmless from and against any and all Taxes (including without limitation any Taxes with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date) that are imposed upon the Company as a result of such election. (ii) The Purchaser shall not, and shall not cause the Company to amend any Tax Return for any tax period (or portion thereof) ending on or before the Closing Date without the express written consent of the Seller. (iii) Any Tax refunds that are received by the Purchaser or the Company and any amounts credited against Taxes to which the Purchaser or the Company become entitled, that relate to tax periods, or portions thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within ten (10) days after receipt or entitlement thereto. (iv) Purchaser shall not, and shall cause Company not to, take any action with respect to Taxes, which would increase, directly or indirectly, the amount of Taxes for which the Seller would have an obligation to indemnify the Purchaser pursuant to this Section 4.2, or which would increase the Seller’s Tax liability with respect to the transactions contemplated herein.

(b) Subject to Section 5.2(b), Seller shall indemnify and hold Purchaser Indemnitees harmless from and against and shall reimburse each Purchaser Indemnitee for, any and all federal income Taxes of Company for any taxable period (or portion thereof) ending on or before the Closing Date (excluding any Taxes attributable to any action taken by the Purchaser at any time after the Closing, including without limitation, on the Closing Date) but only to the extent that the amount of such Taxes exceeds the reserve for Taxes shown on the Company’s Most Recent Financial Statements.

(c) Without limiting the foregoing, neither Purchaser nor the Company shall make any election under Section 338 of the Code with respect to the transaction contemplated by this Agreement.

(d) To the extent relevant, for all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller's consolidated federal income Tax Returns. Seller shall be responsible for all federal income Taxes of the Company shown in such returns. The income of the Company shall be apportioned to the period up to and including the Closing Date, and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date. In this regard, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of the taxable period of Company.

(e) In the case of income Taxes that are payable with respect to a Straddle Period, the Purchaser shall cause the Company to file Tax Returns for all periods other than periods ending on or before the Closing Date. As described in subparagraph (d) immediately above, the income of the Company shall be apportioned to the period up to and including the Closing Date, and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date. If any Taxes shown as due on such Tax Returns are indemnifiable by the Seller in accordance with Section 4.2(b) hereof, (A) such Tax Returns shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable laws; (B) the Purchaser shall provide the Seller with copies of each such Tax Return at least 45 days prior to the due date for filing such Tax Return; and (C) the Seller shall have the right to review and comment on each such Tax Return for 30 days following the receipt thereof and the Purchaser shall accept any changes reasonably requested by the Seller.

(f) All transfer, documentary, sales, use, stamp, registration and any other such taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be the responsibility of Purchaser and be paid when due. Purchaser will, at its own expense, file all necessary returns and other documentation as may be required with respect to all such taxes, fees and charges.

(g) The Parties hereto agree to treat any indemnity payment as an adjustment to the Purchase Price or as a capital contribution, except as otherwise required by Regulation.

(h) Cooperation on Tax Matters. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes; provided, however, that to the extent that such audit, litigation or other proceeding relates to periods ending on or before the Closing Date or could result in an indemnification obligation of the Seller, then notwithstanding any other provision of this Agreement, the Seller shall have the right to control the defense or settlement of such audit, litigation or proceeding. Such cooperation shall include (without limitation) signing any Tax Return, amended Tax Returns, Claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Company and the Affiliated Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(i) Tax Sharing Agreements. Any tax sharing agreement between Seller and the Company shall be terminated as of the Closing Date and shall have no further force and effect for any taxable year (whether the current year, a future year or a past year).

(j) The Purchaser and the Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(k) Indemnification Limitations: (i) If the amount with respect to which any claim for indemnity is made under this Agreement (an “Indemnity Claim”) gives rise to a Tax Benefit to the party making the claim (or would give rise to such a benefit if the party making the claim were a taxable entity), the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this paragraph, a “Tax Benefit” means an amount by which the Tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority.

(l) Notwithstanding any other provision to the contrary, Purchaser agrees to include on its tax returns and to indemnify Seller for any additional Taxes owed by Seller (including Taxes owed by Seller due to this indemnification payment) resulting from any transactions engaged in by the Company not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Company’s stock. Purchaser and the Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Company’s stock on the Purchaser’s federal income Tax return to the extent permitted by Reg. Section 1.1502-76(b)(1)(ii)(B).

4.3 Use of Name. Seller agrees that from and after the Closing they will not use the name “Kenny Rogers Roasters” or any derivations thereof or any name deceptively similar to such names in any business enterprise or in any commercial relationship, other than in connection with the operation of the KRR Co-Branded Locations (as defined herein).

4.4 Co-Branding.  Schedule 4.4 sets forth the Existing Co-Branded Locations and any new “Nathan’s Famous” or “Miami Subs” restaurant locations under development as of the Closing Date which are intended to contain “Kenny Rogers Roasters” co-branded menu-line extensions and intended to commence operations within 120 days after the Closing Date (such locations set forth on Schedule 4.4 are referred to as the “KRR Co-Branded Locations”). Simultaneously with the execution of this Agreement, the Parties will enter into a license agreement (the “KRR Co-Brand License Agreement”) containing the following terms:

(a) Purchaser will assign to Seller (or an affiliate of Seller) (the “NF Licensee”) all of its right, title and interest in and to the Co-Branding Agreements;

(b) Purchaser will license back to the NF Licensee all of the Intellectual Property Rights which are necessary for Seller to continue to operate and/or authorize the operation of the KRR Co-Branded Locations.

(c) The KRR Co-Branded Locations will be operated by the NF Licensee and/or the “Nathan’s Famous” and “Miami Subs” franchisees in substantially the same manner (i.e., type and extent of use of trademarks, logos, marketing materials, menu items served, procedures used, etc.) as they are being operated as of the Closing Date (the “Existing Standards”). The KRR Co-Branded Locations will not be permitted to make any substantial changes to the Existing Standards without Purchaser’s prior written consent (which will not be unreasonably withheld or delayed). However, no KRR Co-Branded Locations shall have any obligation to comply with any changes to the Existing Standards proposed or suggested by Purchaser;

(d) The NF Licensee shall be solely responsible for all franchise support owed to the operators of the KRR Co-Branded Locations, and Purchaser shall have no liability in connection therewith.

(e) The rights granted back to the NF Licensee shall be perpetual; provided that nothing shall obligate any particular KRR Co-Branded Location to continue to use the “Kenny Rogers Roasters” intellectual property.

(f) No franchise fees, royalties, product rebates or any other monies shall be due from the NF Licensee (or its operators and suppliers) to Purchaser in connection with the continued operation of the Existing KRR Co-Branded Locations.

4.5 Contract Ratification. Purchaser acknowledges that Company is a party to a beverage supply agreement with Coca Cola USA Fountain (“Coke”) dated February 25, 2000 (the “Coke Agreement”). Purchaser and Company (i) hereby ratify the Coke Agreement and assume obligations thereunder in accordance with the terms of Section 13(i) of the Coke Agreement, (ii) agree that they will pay and be solely responsible for any sums required to be paid or re-paid to Coke pursuant to the Coke Agreement and (iii) shall indemnify Seller, in accordance with Section 5.3 hereof, for any liability arising as a result of Company failing to perform under the Coke Agreement.

4.6 Post-Closing Checks Received by Seller; Post-Closing Payments Under the Existing Domestic Franchise Agreement. Seller shall promptly forward to Purchaser any checks made payable to the Company or one of its Subsidiaries received by Seller after the Closing Date; provided, that Seller shall be entitled to retain the royalty payment made by Host International Inc. under the Existing Domestic Franchise Agreement for the period ended April 18, 2008. With respect to the royalty payment to be made by Host International Inc. under the Existing Domestic Franchise Agreement for the period ending May 16, 2008, Purchaser and Seller hereby agree that (i) in the event that Seller receives such payment, Seller shall pay to Purchaser, Purchaser’s pro rata portion of such payment and (ii) in the event that Purchaser receives such payment, Purchaser shall pay to Seller an amount equal to Seller’s pro rata portion thereof.

4.7 Post-Closing Rebates. Any rebates received by the Seller after the Closing Date which are derived from the purchase of “Kenny Rogers Roasters” products by the Existing Domestic Franchise Location shall be paid to Company. It is expressly understood that Company and Purchaser shall have no right to any rebates derived from the purchase of any “Kenny Rogers Roasters” products by restaurants in the “Nathan's Famous” and/or “Miami Subs” restaurant systems, and that to the extent that Company and/or Purchaser shall receive the same, Company and/or Purchaser shall promptly pay such amounts to Seller.

4.8 Contract Termination. The parties agree that simultaneously with the execution of this Agreement, the Company will deliver to TFI a notice of termination of the TFI Agreement, in the form annexed hereto as Exhibit A (the “TFI Termination Notice”). Purchaser hereby releases Seller from, and agrees not to assert, any claim against Seller arising out of or relating to the TFI Agreement and delivery of the TFI Termination Notice.

4.9 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld), except to the extent that disclosure may be required by applicable law, rule or regulation. The Parties shall jointly prepare any press release or other public announcement to be issued upon the execution of this Agreement and/or at Closing.

ARTICLE V
INDEMNIFICATION

5.1 Survival, Representations and Warranties, Exclusive Remedy. The respective representations and warranties of Seller and Purchaser contained herein or in any certificates or other documents delivered at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto or any Party’s officers, directors, managers, stockholders, employees or agents. The representations and warranties provided for in this Agreement shall survive for eighteen (18) months beyond the Closing Date, except that the representations and warranties set forth in: Section 2.11 (Tax Matters) shall survive for a period of six (6) years. The provisions of this Section 5.1 shall not limit any covenant or agreement of the Parties hereto which, by its terms, contemplates performance after the Closing Date and any breach of such covenant or agreement shall not be subject to the Loss Threshold or Cap (as such terms are hereinafter defined) or be counted towards the Cap. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Sections 5.2 and 5.3 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred) in good faith and such extension of the survival period shall be limited solely to the items expressly specified in such notice. The Parties agree that the indemnification provided in this Article V shall be the exclusive remedy of the Parties with respect to any and all matters covered by this Agreement.

5.2 Indemnification Obligations of Seller.

(a) Seller agrees to indemnify Purchaser and its Affiliates (including the Company after the Closing Date), stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the “Purchaser Indemnitees”) in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Losses which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

(i) any facts or circumstances which constitute a misrepresentation or breach by Seller of any representation or warranty set forth in this Agreement (including any Schedule), or any certificate delivered by Seller pursuant to this Agreement; provided however, that Seller is given written notice of such Loss during the applicable survival period in Section 5.1 above;

(ii) any and all claims against Purchaser (and/or its affiliates) arising out of the operation of the Existing KRR Co-Branded Units, including any third-party claims arising under any Co-Branding Agreement, and the time limitations pertaining to survivorship of representations and warranties set forth in Section 5.1 shall not apply; and

(iii) any nonfulfillment or breach of any covenant of Seller set forth in this Agreement.

(b) Notwithstanding the foregoing, Seller shall not be required to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 5.2(a) or elsewhere in this Agreement unless the aggregate amount of all such Losses exceeds $100,000 (the “Loss Threshold”); provided, however, that in such event, Seller shall be responsible for the full amount of all such Losses from the first dollar of Losses suffered; provided further that no Purchaser Indemnitee shall have the right to indemnification with respect to any claim where the Losses with respect thereto are less than $10,000 and no such Losses shall be taken into account in determining whether or the extent to which the Loss Threshold has been met or exceeded; provided further, that in no event shall Seller be obligated to indemnify Purchaser Indemnitees for such Losses in excess of $600,000 (the “Cap”); and provided, further, however, that any claims for indemnification arising under Section 5.2(a)(ii) shall not be subject to the Loss Threshold, the Cap or be counted towards the Cap.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict any of Purchaser Indemnitees’ right to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation.

5.3 Indemnification Obligation of Purchaser.

(a) Purchaser agrees to indemnify Seller and each of its Affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the “Seller Indemnitees”) in respect of, and save and hold Seller Indemnitee harmless against and pay on behalf of or reimburse each Seller Indemnitee as and when incurred, any Losses which Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

(i) any facts or circumstances which constitute a misrepresentation or breach by Purchaser of any representation or warranty set forth in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; provided, however, that Purchaser is given written notice of such Loss during the applicable survival period specified in Section 5.1 above;

(ii) any and all claims against Seller (and/or its Affiliates) arising out of Purchaser’s use of all “Kenny Rogers Roasters” intellectual property and/or the operation of any “Kenny Rogers Roasters” established by Purchaser of its franchisees/licensees, and the time limitations pertaining to survivorship of representations and warranties set forth in Section 5.1 shall not apply;

(iii) any and all third-party claims against Seller (and/ or its Affiliates) arising out of the TFI Agreement or the delivery to TFI of the TFI Termination Notice, or any breach by the Purchaser of the provisions of Section 4.8 hereof, and the time limitations pertaining to survivorship of representations and warranties set forth in Section 5.1 shall not apply; and

(iv) any nonfulfillment or breach of any covenant or agreement of Purchaser set forth in this Agreement.

(b) Notwithstanding the foregoing, Purchaser shall not be required to indemnify Seller Indemnitees in respect of any Losses any of Seller Indemnitees suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 5.3(a) above unless the aggregate amount of all such Losses exceeds the Loss Threshold; provided, however, that in such event, Purchaser shall be responsible for the full amount of all such Losses from the first dollar of Losses suffered; provided, further that except for Losses arising from a breach by Purchaser or the Company of their obligations pursuant to Section 4.5 of this Agreement, no Seller Indemnitee shall have the right to indemnification with respect to any claim where the Losses with respect thereto are less than $10,000 and no such Losses shall be taken into account in determining whether or the extent to which the Loss Threshold has been met or exceeded; provided further, that in no event shall Purchaser be obligated to indemnify Seller Indemnitees for such Losses in excess of the Cap; provided, further, however, that any claims for indemnification arising under Section 5.3(a)(ii) or (iii) shall not be subject to the Loss Threshold, the Cap or be counted towards the Cap.

5.4 Indemnification Procedures.

(a) Except as provided in subsection (e) below, any Person making a claim for indemnification pursuant to Section 5.2 or 5.3 above (each, an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any Claim against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 5.2 or 5.3 above, as applicable, except where such failure actually and materially harms the Indemnifying Party.

(b) With respect to the defense of any Claim against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money for which indemnification is provided in Section 5.2 or 5.3 above and subject to Section 4.2(h) hereof (that shall apply with respect to claims for Taxes), at its option an Indemnifying Party may appoint as lead counsel of such defense any nationally recognized and reputable legal counsel selected by the Indemnifying Party. The Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party), and shall pay the fees and expenses of counsel retained by the Indemnified Party, if: (i) the claim does not only seek the recovery of a sum of money; (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (iii) the claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided, however, that the Indemnified Party shall keep the Indemnifying Party apprised of any major developments relating to any environmental claim; or (iv) the Indemnifying Party has not promptly acknowledged and admitted in writing to the Indemnified Party that all damages, losses, claims, liabilities, charges, suits, penalties, costs and expenses relating to such Claim are Losses for which the Indemnifying Party is solely liable pursuant hereto.

(c) If the Indemnifying Party is controlling the defense, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party; provided, however, that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if: (i) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (ii) the Indemnifying Party shall have authorized in writing the hiring of such separate counsel by the Indemnified Party; or (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party).

(d) The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such Claim or ceasing to defend such Claim, provided, however, that any such settlement shall provide for the full and final release of all claims against each Indemnified Party.

5.5 Payment. Upon the determination of liability under Article V or otherwise between the Parties or by final judicial proceeding, the appropriate Party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other Party’s obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any instrument or agreement entered into pursuant to this Agreement or otherwise or, if Seller is the Indemnifying Party, by setoff against amounts owed with respect to the Shares owned by Seller. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

5.6 Indemnity Calculations.

The amount of indemnity payable under Section 5.2 or Section 5.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, and shall be calculated giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim.

ARTICLE VI
MISCELLANEOUS

6.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Authority” means any governmental or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, whether international, national, federal, state or local or any third party accreditation organization.

“Bankruptcy Assignment and Assumption” shall mean the March 31, 1999 Assignment and Assumption Agreement of “Kenny Rogers Roasters” Franchise Agreements, Master Development Agreements, Intellectual Property Rights and Kenny Rogers License Agreement executed by the Company and the debtors’ trustee pursuant to the Bankruptcy Plan.

“Bankruptcy Plan” shall mean the First Amended Franchisee Plan of Reorganization, as amended, as confirmed in the Bankruptcy Proceedings on March 3, 1999.

“Bankruptcy Proceedings” shall mean Case No. 98-80707 (filed March 24, 1998) and Case No. 98-81049 (filed May 6, 1998), which were jointly administered in the U.S. Bankruptcy Court for the Middle District of North Carolina, Durham Division.

“Benefit Arrangement” means any employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in the Code), compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or Multiemployer Plan, (B) is maintained or contributed to by or required to be maintained or contributed to by the Company, or (C) covers any current or former employee of the Company.

“Cap” has the meaning specified in Section 5.2(b) of this Agreement.

“Claim” means any action (at law or in equity), claim, charge, audit, lawsuit, demand, suit, inquiry, hearing, investigation, Authority review, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning specified in Section 1.2 of this Agreement.

“Closing Date” has the meaning specified in Section 1.2 of this Agreement.

“Co-Branding Agreements” has the meaning specified in Section 2.13(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company, or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, operational results, finances, training, marketing, promotional and sales plans and practices, customer proposals, referral sources, cost, rate and pricing structures, and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, prospective customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights of the Company.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

“Employee Benefit Plans” means all Benefit Arrangements (other than Multiemployer Plans), Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (A) which the Company maintains or contributes to or with respect to which the Company has any liability, or (B) which covers any current or former employee of the Company.

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan), (A) which the Company maintains or contributes to or with respect to which the Company has any liability, or (B) which covers any current or former employee of the Company.

“Encumbrance” means any mortgage, pledge, Lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Most Recent Financial Statements, and (c) liens arising from zoning ordinances.

“Environmental, Health, and Safety Regulations” means all Regulations, Orders and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generations, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, noise or radiation, each as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Co-Branded Locations” has the meaning specified in Section 2.13(b).

“Financial Statements” has the meaning specified in Section 2.8 of this Agreement.

“Franchisee” means a franchisee, licensee or other operator of a franchised “Kenny Rogers Roasters” location.

“Franchise Agreements” means any agreement between the Company and a Franchisee for the development and/or operation of one or more traditional “Kenny Rogers Roasters” locations, excluding Co-Branding Agreements related to any Co-Branded Locations.

“FTC Rule” has the meaning specified in Section 2.13 of this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Hazardous Substances” means any pollutants, contaminants, toxic substances, hazardous waste or hazardous substances defined in or regulated by any Environmental, Health and Safety Regulation.

“Indebtedness” means, with respect to the Company at any date, without duplication: (i) all obligations for borrowed money or in respect of loans or advances, (ii) all obligations evidenced by bonds, debentures, notes, interest rate swap agreements or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company, (iv) all obligations arising from cash/book overdrafts or negative cash balances, (v) all obligations arising from deferred compensation arrangements, employee bonuses (whether accrued or not), (vi) all obligations of the Company secured by a Lien, (vii) all accrued but unpaid franchise, income and excise taxes, (viii) all overdue trade payables, (ix) all capital lease obligations determined in accordance with GAAP, (x) all notes and accounts payable to any Affiliates of Seller or any officers or employees of such Persons, (xi) all obligations (fixed or contingent) outside the Ordinary Course of Business, (xii) all Guaranties of such Person in connection with any of the foregoing and (xiii) all accrued interest, prepayment premiums or penalties related to any of the foregoing; provided, however, that Indebtedness shall not include other accrued trade payables or other accrued expenses incurred in the Ordinary Course of Business.

“Indemnified Party” has the meaning specified in Section 5.4 of this Agreement.

“Indemnifying Party” has the meaning specified in Section 5.4(a) of this Agreement.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and domain names, including common law rights, the goodwill associated therewith and registrations and applications for registration thereof, (iii) works of authorship, copyrights and registrations and applications for registration thereof, (iv) copies and tangible embodiments thereof, (v) confidential and proprietary information, including trade secrets and know-how, (vi) technology, processes, algorithms, computer software programs and applications (in both source code and object code form), (vii) moral rights and similar rights of attribution and integrity, and (viii) rights to sue and recover any damages, profits and other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intellectual Property Rights” means any Intellectual Property obtained by the Company pursuant to and under the Bankruptcy Plan and the Bankruptcy Assignment, subject to the limitations of such plan and assignment and only to the extent such rights actually vested in the Company under such plan and assignment. The definition of Intellectual Property Rights also includes any trademark registrations and applications of the Company which are disclosed on Schedule 2.12(a) and were obtained after the date the Bankruptcy Plan was confirmed and excludes any trademark registrations and applications of Seller which lapsed or were withdrawn or abandoned after the date the Bankruptcy Plan was confirmed.

“Knowledge of Seller” means (i) the actual knowledge of any of Eric Gatoff, Wayne Norbitz, Donald Perlyn and Ron DeVos and (ii) that knowledge which could have been acquired by any of Eric Gatoff, Wayne Norbitz, Donald Perlyn and Ron DeVos after making a reasonable and diligent inquiry concerning the subject matter at issue as a prudent businessperson would have made or exercised in the management of his business affairs in light of all the circumstances applicable thereto and, when reference is made to actual knowledge, the actual knowledge of the persons listed in clause (i) without such inquiry.

“Leased Property” has the meaning specified in Section 2.7 of this Agreement.

“Lien” means any claim, lien, pledge, option, charge, security interest, mortgage, right-of-way, easement, covenant, Encumbrance or other right of any third party.

“Loss Threshold” has the meaning specified in Section 5.2(b) of this Agreement.

“Losses” means any Claims, liabilities, losses, damages (including consequential damages), fees, deficiencies, assessments, judgments, obligations, demands, commitments, actions, imposed tax, penalties, fines, remediations and other costs or expenses (any one such item being called a “Loss” and all such items collectively called “Losses”), including all interest, penalties, reasonable attorneys’ fees and other expenses arising from, or in connection with, any Loss by a Party seeking indemnification.

“Material Adverse Effect” means any circumstance, change in, or effect on a Party that is, or could reasonably be expected in the foreseeable future to be, materially adverse to the Party’s business, assets, liabilities, financial condition, earnings or results of operation, prospects, customer or supplier relations, employee relations, cash flow or net worth or its ability to consummate the transactions contemplated by this Agreement; provided, that the foregoing excludes the effects of changes that are generally applicable to (i) the industries and markets in which the Party operates, (ii) the United States or world economy or securities markets or (iii) result from the outbreak of war, other hostilities or terrorist activities.

“Most Recent Financial Statements” has the meaning specified in Section 2.8.

“Most Recent Fiscal Year End” has the meaning specified in Section 2.8 of this Agreement.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Option” means any subscription, option, warrant, right, security, Contract, commitment, or stock appreciation, phantom stock option, or arrangement by which the Company is bound to issue any additional shares of its capital stock or rights pursuant to which any Person has a right to acquire shares of the Company’s or a Subsidiary’s capital stock (as the case may be).

“Order” means any decree, order, judgment, writ, injunction (temporary or permanent), rule, ruling, legal restraint, award, formal or informal directive or notice, prohibition or consent of or by or from an Authority.

“Ordinary Course of Business” means the ordinary course of normal day-to-day business consistent with past custom and practice (including with respect to quantity quality and frequency), other than any “like-kind” exchanges whereby an franchisee/operator pays less royalties to Company than it is otherwise obligated to pay to Company.

“Parties” has the meaning specified in the preamble to this Agreement.

“Permits” means all permits, licenses, registrations, agreements, certificates, approvals, accreditation, orders, and other consents and authorizations from any Authority or other Person (including without limitation those relating to the occupancy or use of Real Property) issued to or held by the Company and necessary or required for the Company to be in compliance with all Regulations and Orders as of the date hereof.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, firm, joint venture, association, government, body or other organization, whether or not a legal entity, or Authority.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Purchase Date” shall mean April 1, 1999.

“Purchase Price” has the meaning specified in Section 1.1(a) of this Agreement.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Indemnitees” has the meaning specified in Section 5.2(a) of this Agreement.

“Real Property” has the meaning specified in Section 2.7 of this Agreement.

“Real Property Leases” has the meaning specified in Section 2.7 of this Agreement.

“Regulation” means any applicable rule, law, code, statute, regulation, ordinance or other binding action of or by an Authority.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Indemnitees” has the meaning specified in Section 5.3(a) of this Agreement.

“Shares” has the meaning specified in Section 1.1(a).

“Straddle Period” means a taxable period that commences before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Federal, state, local or foreign Authority which has the right to impose Taxes on the Company.

“Transaction Documents” means this Agreement, and the Corporate Headquarters Lease.

6.2 Construction. As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. Treasury Regulations, (iii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iv) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (v) except as the context may require, all references to Schedules or Exhibits refer to the Disclosure Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vii) all references to “$” or “dollars” refer to U.S. dollars, (viii) all references to “including” shall mean “including without limitation”, (ix) any amount to be paid in “$” or “dollars” shall be paid in U.S. dollars, and (x) the terms “herein”, “hereunder”, “hereby”, “hereto” and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the Parties hereto by reason of the extent to which such Party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof.

6.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Seller. Such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates; provided, however, that in connection with such assignment Purchaser shall agree to guarantee such assignee’s obligations under the Transaction Documents; provided further, however, that such assignment shall be subject to Seller’s approval of Purchaser’s financial condition, such approval not to be unreasonably withheld. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to a lender as collateral security. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim hereunder.

6.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered: personally; by telecopier receipt confirmed; by certified mail, return receipt requested; or by reputable overnight courier (costs prepaid). All such notices are to be given or made to the Parties at the following addresses (or to such other address as any Party may designate by a notice given in accordance with the provisions of this Section):

If to Purchaser (or the Company after the Closing):

Roasters Asia Pacific (Cayman) Limited
c/o Berjaya Corporation Berhad
Lot 1.35 C&D, 1st floor
Podium Block, Plaza Berjaya
No. 12 Jalan lmbi, 55100 Kuala Lumpur
West Malaysia
Facsimile No. 603-2143-4085

Copy to (which shall not constitute notice):

Abelman Frayne & Schwab
666 Third Avenue
New York, NY 10017-5621
Attn: Mel Ortner, Esq.

If to Seller (or Company prior to the Closing):

Nathan’s Famous, Inc.
1400 Old Country Road
Westbury, New York 11501
Attn: Eric Gatoff, Chief Executive Officer
Facsimile No.: (516) 338-7220

Copy to (which shall not constitute notice):

Farrell Fritz, P.C.
1320 RexCorp Plaza
Uniondale, New York 11556
Attn: Nancy D. Lieberman, Esq.
Facsimile No.: 516-336-2778

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if sent by facsimile or other electronic means (including PDF format), (c) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

6.5 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof.

6.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including that certain Letter Agreement, dated September 6, 2007 by and between Nathan’s Famous, Inc. and Berjaya Group Berhad. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic means (including PDF format) with the same force and effect as if the same were a fully executed and delivered manual counterpart.

6.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

6.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.10 Expenses. Except as otherwise provided herein, each Party will each be liable for their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including fees, costs and expenses of legal counsel, investment advisors, brokers and other representatives and consultants).

6.11 Confidentiality Agreement. Neither Party will utilize or disclose any Confidential Information of the other Party and each Party will continue to abide by the Confidentiality Agreement between the Parties dated October 19, 2006 and the terms of Section 7 of the Letter of Intent between the Parties dated September 6, 2007.

6.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

6.13 Consent To Jurisdiction; Service Of Process. Seller and Purchaser hereby irrevocably submit to the jurisdiction of the state or Federal courts located in Nassau County, New York in connection with any suit, action or other proceeding arising out of or relating to this agreement and the transactions contemplated hereby (including any claim for injunctive relief), and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced by such courts.

6.14 Attorneys’ Fees. If any Party hereto brings an action against another Party hereto to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys’ fees and costs and including, but not limited to, expert witness fees and expenses, incurred in connection with such action and any appeal thereof.

6.15 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any exception to representations or warranties disclosed on one Disclosure Schedule shall constitute disclosure for the purposes of all other applicable representations or warranties made in this Agreement and any related Disclosure Schedule; provided such application is readily apparent on its face.

6.16 No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

6.17 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

6.18 Legal Representation. Each Party has varying rights and interests under this Agreement and has been advised by, or has had the opportunity to obtain the advice of, its own independent legal counsel in connection the preparation and execution of this agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

NATHAN’S FAMOUS, INC.

By:	/s/Eric Gatoff
Name:	ERIC GATOFF
Title:	CEO

NF ROASTERS CORPORATION

By:	/s/Wayne Norbitz
Name:	WAYNE NORBITZ
Title:	PRESIDENT

ROASTERS ASIA PACIFIC (CAYMAN) LIMITED

By:	/s/Francis Lee Kok Chuan
Name:	FRANCIS LEE KOK CHUAN
Title:	DIRECTOR

Exhibit A

VIA OVERNIGHT MAIL

April __, 2008

Toronto Foods International
Sheikh Zayed Road
Al Attar Tower, 1st Floor, Suite 106
Dubai, United Arab Emirates
Attn: Pooneh Babaki

Re:	Kenny Rogers Roasters Master Development Agreement for the
United Arab Emirates, Bahrain, Jordan, Oman, Qatar and Yemen

Gentlepersons:

Reference is made to the Master Development Agreement between NF Roasters Corporation (“we”, “us” and the like) and Toronto Foods International (“TFI”) dated March 2003 concerning the development, operation and franchising by TFI of “Kenny Rogers Roasters” restaurants in the United Arab Emirates, Bahrain, Jordan, Oman, Qatar and Yemen (the “Master Franchise Agreement”).

In the normal course of reviewing our files, it has come to our attention that, despite TFI’s cessation of business activities under the Master Franchise Agreement, the Master Franchise Agreement has never been formally terminated.

Accordingly, so that we may close our files, this letter shall serve as formal notice of TFI’s default under Section 15.2.1 of the Master Franchise Agreement, as well as our election to terminate the Master Franchise Agreement effective upon your receipt hereof.

This letter is written without prejudice, waiver or limitation of any of our rights or remedies, at law or in equity, all of which are hereby expressly reserved.

Sincerely,

NF Roasters Corporation

By:________________________
Authorized Signatory